Exhibit 10.2

                                  PLAN DOCUMENT

                              Johnson Outdoors Inc.

                                    WORLDWIDE
                    KEY EXECUTIVES' DISCRETIONARY BONUS PLAN


I.   ADOPTION OF PLAN
     Johnson Outdoors Inc. (the "Company") hereby adopts this Plan effective October 1, 2000 for key executives (the "Participants") of its worldwide operations. The Plan shall be ongoing until terminated by the Chief Executive Officer, the Board of Directors of the Company or the Compensation Committee (the "CC") of the Board of Directors. Awards shall be made under this Plan, if, and only if, authorized by the Chief Executive Officer and approved by the CC where applicable, and shall be made in accordance with the Plan.

II.  PURPOSES OF THE DISCRETIONARY BONUS PLAN
     To provide incentive compensation to Participants which indirectly relates the financial reward to an increase in the value of the Company to our shareholders. The key philosophy behind the Plan is that value must continue to be created over time in order for bonuses to be paid. Additionally, the Plan is intended to:

     A.   Motivate Participants to achieve individual/team results.

     B. Motivate Participants to develop maximum resourcefulness and resiliency in planning and directing their organizations in the face of changing competitive, economic, political and other conditions.

     C. Provide an incentive for Participants to constructively assist other organizations in the Company to meet current and future challenges.

     D. Encourage Participants to develop realistic yet challenging annual key objectives that will stretch their organization's capabilities.


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III. DISCRETIONARY BONUS PLAN

     A.   Eligibility

          Each year, or more frequently as may be required, the Chief Executive Officer shall select those Participants who shall be eligible for this Plan.

          Eligibility of a position in the Plan in a given year is not a guarantee that a payout will be made to an incumbent for that year. Incumbents in approved eligible key executive positions will be notified of their selection as a Participant prior to the beginning of the fiscal year. Additional Participants may be added during the fiscal year by the Chief Executive Officer and/or the CC.

     B.   Administration of the Plan

          1.   Basis for Awards

               Individual bonus awards shall be based on the total base salary received by the Participant during the fiscal year. For this purpose, the term "base salary" shall not include profit sharing, expense allowances or any other payments or benefits, whether legally required or not.

               Target bonus amounts will be established by the CEO before the start of each fiscal year for all eligible Participants. These target bonus amounts are not intended to limit the Chief Executive Officer's complete flexibility in exercising his/her discretion in any way. The target bonus amount can range from 10% to 100% of base salary, depending upon the Participant's position. The bonus range for purposes of payout is 0% to 200% of the target bonus amount (as example, a Participant with a bonus target of 25% will have a payout range of 0% to 50% of base salary).

               Each Participant will have his/her target bonus split, with a portion allocated to achievement of revenue growth and income in excess of the cost-of-capital (the "Return and Growth Matrix") AND a portion allocated to achievement of individual objectives (the "MBOs"). In all cases, the minimum percentage of the target bonus allocated to the Return and Growth Matrix will be 60% for all Participants.

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          2.   Cost

               When target bonuses are established in each year, the cost of the Plan for that year shall be estimated for the Chief Executive Officer's approval. However, regardless of the performance level of individual Participants, overall Company financial performance shall be considered in determining the degree to which the sum total of all bonuses is deemed affordable and justified and bonus awards may be adjusted to reflect that determination.

          3.   Determination of Return and Growth Matrix Award

               For each fiscal year, a Return and Growth Matrix will be developed for the following levels: Johnson Outdoors, each Group (i.e. - Watercraft or Global Diving), and each subsidiary (i.e. Ocean Kayak or Old Town Canoe).

               Depending on the Participant's position, the Return and Growth Matrix performance goals will be determined at one or more levels as described above. As an example, corporate staff will be based on Johnson Outdoors, whereas a Participant at the subsidiary level will have their award based on a combination of their subsidiary, Group, and Johnson Outdoors performance.

               For all Participants, of the portion of the target bonus allocated to the Return and Growth Matrix, at least 10% will be based on Total Johnson Outdoors performance.

          4.   Determination of Individual Awards

               Each Participant will develop individual objectives (MBOs) that are aligned with one or more of the following areas:

               a)   Business or position specific financial

               b)   Cross-business partnerships (networking)

               c)   New product innovation

               d)   People development/organization capacity

               Depending on the Participant's position, he/she may have objectives in one or more of the aforementioned areas. In all cases, so as to not diminish the importance of these objectives, no Participant may establish more than 4 MBOs in aggregate.

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               In determining MBO awards, the following factors will be
               assessed:

               o    results against all annual objectives

               o retrospective assessment of the degree of stretch required to accomplish the objectives

               o    overall performance

IV.  ADMINISTRATIVE

     A.   Termination Prior to Payout

          Should the employment of a Participant terminate for any reason before payout under this Plan is made, the Chief Executive Officer or other designated final approval authorities will consider the circumstances of his/her termination and may, in his/her or their sole discretion, adjust or eliminate such bonus award as deemed appropriate.

     B.   Awards Fully Discretionary

          It is expected that individual awards will vary and that overall performance differences will be reflected in differing awards. There is neither a fixed formula nor a guarantee that awards will be made to Participants under this Plan; nor is there any commitment whatsoever by the Company that it shall make any payments in a given year.

     C.   Detailed Plan Administration

          Two levels of approvals are normally required for performance objectives and awards, including a signature of an Executive Officer. Awards require the final approval of the Executive Officer to whom the Participant directly or indirectly reports, subject to review by the CEO.

     D.   Process for Preparing & Securing Approval of Individual Objectives
          (MBOs)

          Participants and their superiors establish annual objectives for the next fiscal year in conjunction with the adoption of the annual budget for that year.

          The format for objective setting is distributed to Participants by their superiors prior to the start of the fiscal year. Each Participant drafts his/her objectives; the Participant then discusses them with the superior and together they reach a mutual agreement on objectives. The objectives

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          receive final approval from the Executive Officer to whom the
          Participant reports. Following their approval, the finally approved objectives are then returned to each Participant.

     E.   Reviewing Year End Results

          At the close of the fiscal year, the superior evaluates the Participant's performance against the annual objectives established for such year. This information is discussed with the Participant, who is given an opportunity to provide additional information or evidence of completion. The superior submits his/her evaluation of performance against objectives and assessment of overall performance to the next level of management.

     F.   Recommended Bonus Awards

          Based on the year end results reported in E. above, bonus award recommendations are made to the CEO by the Executive Officer to whom the eligible participant reports. In the absence of the appropriate officer to recommend a bonus award, the Chief Executive Officer can act.

     G.   Reserved Authority of the Chief Executive Officer

          The Chief Executive Officer shall have final authority to approve or change any recommended individual bonuses. He/she may, at his/her sole discretion, reduce, eliminate or increase such recommended bonuses, regardless of anything contained in this Plan.

     H.   New Hires/Promotion

          An individual who is hired/promoted into a position that is eligible to participate in the Plan may be granted a bonus award in the year of entry in such an amount as may be deemed appropriate by the Chief Executive Officer

     I.   Transfers

          A Participant who transfers from one operation to another during the Plan year will have his/her performance goals modified to reflect the time spent working in each operation.

     J.   No Guarantee

          Participation in the Plan provides no guarantee that a bonus under the Plan will be paid.

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     K.   Withholding of Taxes

          The Company shall have the right to withhold the amount of taxes which, in the sole determination of the Company, are required to be withheld under law with respect to any amount due or paid under the Plan.

     L.   No Prior Right or Offer

          Except and until expressly granted pursuant to the Plan, nothing in the Plan shall be deemed to give any employee any contractual or other right to participate in the benefits of the Plan. No award to any such Participant in any Plan Period shall be deemed to create a right to receive any award or to participate in the benefits of the Plan in any subsequent fiscal year

     M.   No Continued Employment

          Neither the establishment of the Plan or the grant of an award thereunder shall be deemed to constitute an express or implied contract of employment on any Participant for any period of time or in any way abridge the rights of the Company to determine the terms and conditions of employment or to terminate the employment of any employee with or without cause at any time.

     N.   Not Part of Other Benefits

          The benefits provided in this Plan shall not be deemed a part of any other benefit provided by the Company to its employees. The Company assumes and shall have no obligation to Participants except as expressly provided in the Plan.

V.   METHOD OF PAYMENT OF DISCRETIONARY BONUS AWARDS

     A.   Bonus Not Counted As Compensation

          Bonus payments shall be excluded from the computation of other parts of the Participant's personal benefit and compensation packages, such as, for example, that Participant's retirement contributions and life insurance.

     B.   Normal Payout

          Unless a Participant has elected to defer payment under C. below, all bonus payouts shall be paid in cash no later than January 31 following the fiscal year close.

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     C.   Deferral of Bonus Payments

          1. Election to Defer - Prior to the beginning of a fiscal year, or for a newly eligible Participant, within the first thirty (30) days of the Plan participation, Participants may elect to defer all or part of any bonus that may be awarded to that executive for such year by action of the Chief Executive Officer, provided the amount deferred is a minimum of $15,000.00 (fifteen thousand dollars). Such election shall be irrevocable during the full period of deferral unless the Chief Executive Officer, at his/her sole discretion, decides to modify it upon a clear showing of financial hardship suffered or likely to be suffered by that Participant. Amounts deferred will be allocated to a "Deferred Bonus Account" which will be a bookkeeping account established in the Participant's name. The Company makes no representation about the tax consequences to Participants as a result of making a deferral election hereunder. Each Participant is advised to seek their own personal tax advice.

          2. Period of Deferral - Normally, all deferrals shall be for the full term of employment; e.g. until termination or death. However, each Participant may elect to defer his/her bonus award for a set period of years subject to the approval of the Chief Executive Officer. If the Participant who chose deferral for a specific period terminates employment before the end of such period, the Deferred Bonus Account of that Participant shall, upon termination, be distributed in accordance with the distribution provisions in Paragraph C.4. below.

          3. Interest Rate - Deferred bonus awards shall increase in value during the years prior to distribution at a rate to be established at the discretion of the Chief Executive Officer. Such increase in value shall be credited to the Participant's Deferred Bonus Account as of the end of each quarter and shall thereafter become part of that Participant's Deferred Bonus Account.

          4. Distribution from Deferred Bonus Accounts - Upon termination of the Participant's employment or the end of the set period of deferral, the Deferred Bonus Account of that Participant shall be paid to that Participant in full in a single cash payment or in installments over a period of up to ten (10) years (as elected by the Participant), as detailed below:

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               If the Participant's employment with the Company terminates for any reason other than death or retirement, the entire unpaid balance of the Deferred Bonus Account, plus any added value or accrued interest, shall be paid within ninety (90) days following the effective date of termination of employment.

               If the Participant's employment with the Company terminates due to his/her retirement, payment of the Deferred Bonus Account shall be made as elected by the Participant on his/her "Request for Payment" form and as previously approved by the Chief Executive Officer. Bonuses paid in installments shall bear interest on the unpaid amount during the installment payment period at a rate to be established at the discretion of the Chief Executive Officer.

               If the Participant dies before he/she receives the entire bonus, the entire unpaid balance of the bonus, plus any accrued interest, shall be paid either within one hundred twenty (120) days following receipt of notice of his/her death by the Director
               - Human Resources of the Company, or in such installments over a period of not more than ten (10) years following his/her death, as determined by the Chief Executive Officer. Bonuses paid in installments shall bear interest on the unpaid amount during the installment payment period at a rate to be established at the discretion of the Chief Executive Officer.

               Bonuses awarded to a Participant may not be assigned, transferred, or pledged by the Participant either voluntarily or involuntarily.

               The Participant may, however, submit a written designation of beneficiary of the Deferred Bonus Account to the Director - Human Resources of the Company at any time. In the absence of a properly designated beneficiary, payment shall be made to the Participant's estate.

VI.  CLAIMS PROCEDURES

     If for any reason a claim for benefits under this Plan is denied by the Chief Executive Officer, the Chief Executive Officer shall deliver to the claimant a written explanation setting forth the specific reasons for the denial, pertinent references to the section of the Plan on which the denial is based, such other data as may be pertinent, and information on the procedures to be followed by the claimant

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     in obtaining a review of this claim, all written in a manner calculated to be understood by the claimant. For this purpose, the claimant's claim shall be deemed filed when presented in writing to the Chief Executive Officer, and the Chief Executive Officer's explanation shall be in writing delivered to the claimant within 90 days of the date the claim is filed. The claimant shall have 60 days following his receipt of the denial of the claim to file with the Chief Executive Officer a written request for review of the denial. For such review, the claimant or his representative may submit pertinent documents and written issues and comments. The Chief Executive Officer shall decide the issue on review and furnish the claimant with a copy of such decision within 60 days of receipt of the claimant's request for review of his claim. The decision on review shall be in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant, as well as specific references to the pertinent provisions of the Plan on which the decision is based. If a copy of the decision is not so furnished to the claimant within such 60 days, the claim shall be deemed denied on review.

VII. GOVERNING LAW

     Except to the extent preempted by the Employee Retirement Income Security Act of 1974 (ERISA), this Plan shall be governed by and construed in accordance with the laws of the State of Wisconsin, without reference to conflict of law principles thereof.

VIII. NO TRUST CREATED

     Nothing contained in this Plan and no action taken pursuant to its terms shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company or the Chief Executive Officer and any Participant, his designated beneficiary(ies), or any other person. Participant and the beneficiaries thereof have the status of general unsecured creditors of the Company. The Plan constitutes a mere promise by the Company to make benefit payments in the future. To the extent that any person acquires a right a receive payments from the Company under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Company. It is the intention of the parties that the arrangements hereunder be unfunded for tax purposes and for purposes of Title I of ERISA.

IX.  OFFSET PERMITTED

     Notwithstanding any provision of the Plan to the contrary, the Company shall have the right to reduce and offset any payment to which Participant or beneficiary is entitled hereunder by the

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     amount of any debt or other amount owed to the Company by Participant at the time of such payment.

X.   TERMINATION AND AMENDMENT

     This plan may be amended, modified, terminated or otherwise altered at any time and from time to time by the Chief Executive Officer, the Compensation Committee, or the Board of Directors without written consent of any Participant or beneficiary.


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